Exhibit 99.2

PRESS RELEASE CONTACT: Natja Igney Odyssey Marine Exploration, Inc. (813) 876-1776 ext 2553 nigney@shipwreck.net

Odyssey Marine Exploration Responds To Recent Media Reports

Following the Spanish Government’s “Black Swan” Press Conference

Tampa, FL – May 8, 2008 – Following a significant amount of international media coverage based on a press conference held by the Spanish Ministry of Culture in Madrid on May 8, 2008, Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) wishes to publicly address the most frequently asked questions by media and the public.

To clarify, Odyssey was not in attendance at the press conference, which was presided over by representatives of the Spanish government as well as Spain’s legal counsel. Our statements are therefore based on media reports of the actual event and Spain’s Responses to the Court’s Interrogatories that Spain filed in U.S. District Court for the Middle District of Florida on May 8, 2008.

What is Odyssey’s point of view regarding Spain’s definitive statement that the site code-named “Black Swan” is that of the “Nuestra Señora de las Mercedes y las Animas”?

Although Odyssey has identified the Nuestra Señora de las Mercedes y las Animas (the “Mercedes”) as a working hypothesis as to a vessel that could be related to the “Black Swan” site, the Company does not believe there is sufficient evidence to conclusively prove that the site is indeed related to the Mercedes or any other ship, and as we have previously mentioned, there is no hull of a shipwreck at this site. What we have found to date is apparently a cargo from a shipwreck as opposed to an actual vessel. It is surprising to us that the Spanish representatives who have viewed the photomosaics are not aware of this if they have any experience with shipwreck sites.

It is also surprising that the Kingdom of Spain has asserted conclusively (“without a doubt”) that the “Black Swan” treasure is from the Mercedes after viewing site photomosaics and video that show no hull, ballast pile, keel or vessel, and only a statistically insignificant sample of the coins from the site. We believe that the scientific process, archaeological integrity, and historical accuracy are not served by jumping to conclusions and confirming the identity without conclusive proof.

Does Odyssey have a claim to the treasure if the “Black Swan” is indeed the “Mercedes”?

If the “Black Swan” coins are determined to be from the Mercedes, based on our extensive archival historical research, archaeological assessments and thorough legal analysis the Company is confident in its legal position. Of course, it is up to the U.S. District Court to determine the final disposition of the “Black Swan” treasure.

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Can you address Spain’s accusations of Odyssey “disturbing war graves”?

Odyssey deeply respects the maritime heritage of all nations and the final resting place of any sailors or passengers that may have perished in a shipwreck. However, in the case of the “Black Swan”, no vessel and no human remains have been located, a fact that the Spanish experts are well aware of. If indeed it is confirmed that this site is related to the Mercedes, the ship was lost over 200 years ago and if the hull is ever actually located, it is unlikely that any human remains will be found at the site. Nevertheless, Odyssey agrees that all sites should be treated with respect and proper archaeological protocols, which have been carefully observed in the case of the “Black Swan” site.

Is Odyssey willing to settle the “Black Swan” case with Spain?

Odyssey has previously proposed to the Spanish Government on numerous occasions that Spanish archaeologists be allowed to participate in any expeditions that seek to explore shipwrecks which may be of Spanish historical interest.

As with our previous projects, including the SS Republic and HMS Sussex, Odyssey is diligent about notifying potential claimants when the ship’s identity is determined. When, and if, Spain is determined to have a claim or cultural interest in any shipwreck, Odyssey would propose to enter a relationship just as it has on previous projects.

There have been some individuals that have been working hard to vilify Odyssey rather than acknowledging our company’s repeated attempts to cooperate with Spain in any finds that may involve Spanish heritage. Odyssey has been and continues to be a steward of history. We bring stories of great cultural and historical significance to life, and we have always conducted our operations with archaeological integrity and technology that surpasses the capacities of many academic and governmental institutions.

Odyssey will continue to offer cooperation with Spain and any other government or potential owners of shipwrecks or cargo - and we hope that those who are concerned about underwater cultural heritage will see past the false representations about us by some who have a vested interest in seeing that Spain and Odyssey do not work together.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in the exploration of deep-water shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive deep-ocean search and archaeological recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, the Company announced the largest historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” Odyssey has several shipwreck projects in various stages of development around the world.

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P.O. Box 320057, Tampa, FL 33679-2057

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, videos, merchandise, and educational programs. Odyssey’s “SHIPWRECK! Pirates & Treasure” exhibit recently ended its successful seven month engagement at the Tampa Museum of Science and Industry and is currently on display at the Detroit Science Center. For details on the Company’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

For additional information, please contact Natja Igney, Odyssey’s Manager of Corporate Communications, at 813-876-1776 ext. 2553.

® SS Republic is a registered trademark of Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission.

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www.shipwreck.net

P.O. Box 320057, Tampa, FL 33679-2057